CONSENT OF GEOLOGIST

I hereby consent to the inclusion and reference of statements made by me regarding the mineral properties of Silverado Gold Mines Ltd. in the Form SB-2 Registration Statement dated May 17, 2004 to be filed by Silverado Gold Mines Ltd. with the United States Securities and Exchange Commission.

Dated the 17th day of May, 2004.

/s/ Edward J. Armstrong
Edward J. Armstrong
Consulting Geologist